Exhibit 99.2

EXAR CORPORATION

FOURTH QUARTER FISCAL 2015 EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of prepared remarks in combination with its press release, in order to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. The conference call will begin today, May 12, 2015 at 4:45 p.m. EDT (1:45 p.m. PDT). To access the conference call, please dial (719) 325-2454 or (888) 455-2263.  In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conference call's conclusion.

(Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data. Investors should also refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.)

Discussion of Business and Financial Highlights

Today we reported the following non-GAAP results for our fourth quarter fiscal 2015:

• Revenue - $43.9 million, up 57% from $28.0 million a year ago, and down 1% from $44.3 million last quarter.

• Gross Profit - $21.3 million, up 66% from $12.8 million a year ago, and down 3% from $22.0 million last quarter.

• Gross Margin – 48.7%, up 280 basis points from 45.9% a year ago, and down 90 basis points from 49.6% last quarter.

• Operating Income - $5.9 million, up materially from $0.2 million a year ago, and up 5% from $5.6 million last quarter.

• Net Income - $5.6 million, up 735% from $0.7 million a year ago, and up 4% from $5.4 million last quarter.

• EPS - $0.11 per diluted share, up 740% from $0.01 a year ago, and flat versus $0.11 last quarter.

We are pleased with our performance for the fourth quarter, which produced solid results despite challenging industry conditions. We demonstrated strong profitability on less revenue than originally estimated due to continued cost improvements and operational efficiency. Despite unfavorable industry conditions and expected seasonality, we posted non-GAAP operating income of $5.9 million, a 14-year high, and operating margin of 13.4%.

Discussion of Sales by End-Market

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	March 29, 2015		December 28, 2014		March 30, 2014
Net Sales:
Industrial & Embedded	$20,021	46%	$20,506	46%	$19,588	70%
High-End Consumer	16,072	36%	16,202	37%	43	—%
Infrastructure	7,764	18%	7,607	17%	8,356	30%
Total	$43,857	100%	$44,315	100%	$27,987	100%

Industrial and Embedded (or “I&E”). In the fourth quarter, I&E accounted for 46% of sales. Q4 I&E sales of $20.0 million declined 2% when compared to the $20.5 million reported in the third quarter of fiscal 2015. The decline was primarily due to an expected decrease in our processor sales, which had an exceptionally strong Q3, offset in part by growing demand for our power products.

High-End Consumer (or “HeC”). In the fourth quarter, HeC revenue was 36% of sales, or $16.1 million, down 1% sequentially as compared to the $16.2 million reported in the third quarter of fiscal 2015. As anticipated, the display product line performance was down slightly sequentially due to market seasonality, which was offset in part by growth in LED lighting products.

Infrastructure. In the fourth quarter, Infrastructure revenue was 18% of sales, or $7.8 million, up 2% sequentially. The growth in the fourth quarter was driven primarily by an increase in communication product sales.

Discussion of Non-GAAP Gross Margins, Operating Expenses, and Operating Margins

Our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	March 29, 2015		December 28, 2014		March 30, 2014

Net Sales:	$43,857	100%	$44,315	100%	$27,987	100%
Cost of Sales	22,509	51%	22,344	50%	15,150	54%
Gross Margin	$21,348	49%	$21,971	50%	$12,837	46%
Operating Expenses	15,490	35%	16,403	37%	12,671	45%
Operating Income	$5,858	13%	$5,568	13%	$166	1%

Gross Margin

On a non-GAAP basis, fourth quarter gross margin was 49%, compared with third quarter gross margin of 50%. This equates to a gross profit of $21.3 million for the fourth quarter, compared with $22.0 million last quarter. Gross margin declined sequentially as a result of a sequential decline in sales and less favorable product mix.

Operating Expenses

Operating expenses declined 6% sequentially in the fourth fiscal quarter from $16.4 million to $15.5 million. Fourth quarter R&D expenses were $7.9 million, down 8% sequentially compared with the $8.6 million reported in the third quarter. SG&A expenses were $7.6 million, down 3% sequentially compared with the $7.8 million reported in the third quarter. Reductions in operating expenses reflect the impact of our focus on operating efficiency and expense control.

Operating Margin

Lower-than-forecast operating expenses offset the slightly lower than expected revenue and allowed us to deliver improved fourth quarter operating income. In the fourth quarter, operating income and operating margin was $5.9 million and 13.4% respectively, compared to $5.6 million and 12.6% in the third quarter.

Discussion of Non-GAAP Net Income/EPS and Capital Structure

Net Income

Fourth quarter non-GAAP net income was $5.6 million, compared with $5.4 million for the third quarter.

EPS

Fourth quarter non-GAAP earnings per fully diluted share was $0.11, compared with the $0.11 reported last quarter.

Capital Structure

The number of shares used in the fourth quarter calculation of non-GAAP results was 49.9 million shares, up from 49.2 million shares. We did not repurchase any shares during the fourth quarter.

Discussion of GAAP Operating Results

The Company’s non-GAAP measures exclude certain recurring charges, such as stock-based compensation, amortization and impairment of acquired intangible assets, as well as certain one-time or non-recurring charges, such as charges from restructuring. Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data.

In the fourth quarter we took charges of $4.4 million related to amortization and impairment charges; $2.7 million related to stock-based compensation; $1.8 million related to ongoing restructuring activities; and $0.4 million related to mergers & acquisition activities; offset by $0.5 million credit from reduction in warranty expenses.

As a result, on a GAAP basis, fourth quarter gross margin was 41%, compared with third quarter gross margin of 38%. GAAP operating expenses for the fourth quarter were $20.3 million, compared with $23.4 million reported last quarter.

Fourth quarter GAAP net loss was $2.9 million, or a loss of $0.06 per share as compared with GAAP net loss of $6.6 million reported in the third quarter, or a loss of $0.14 per share.

Balance Sheet and Cash Flow Highlights

Cash and Equivalents

We ended the fourth quarter with $55.2 million in cash and cash equivalents, up from $52.6 million in the prior quarter. During the quarter we paid $1.6 million in annual software licensing payments for design tools, and $0.7 million in significant one-time restructuring payments.

Accounts Receivable

Fourth quarter accounts receivable decreased to $29.1 million from $29.6 million last quarter. In the fourth quarter, DSO remained unchanged at 61 days, consistent with last quarter.

Other Non-Current Assets

Fourth quarter other non-current assets increased to $7.8 million from $1.3 million, primarily due to a $6.9 million increase of deferred tax asset as a result of the allocation of valuation allowance between the current & non-current deferred tax assets under ASC 740 resulting from the repatriation of offshore cash.

Inventory

Fourth quarter net inventory decreased to $30.8 million, compared with $33.1 million last quarter. In the fourth quarter, Days Inventory was 112 days, compared to 130 days last quarter.

Cash Flow

Fourth quarter total depreciation and amortization was $5.1 million, of which $1.8 million was included in the non-GAAP results. This translates to a Non-GAAP EBITDA of $7.7 million for the fourth quarter 2015. Operating cash flow for the fourth quarter was an inflow of $2.4 million.

Discussion of Q1 Fiscal 2016 Estimates and Outlook

The fourth quarter of fiscal year 2015 demonstrates our track record of significant operating leverage through disciplined cost control on a stable revenue base. While we are proud of our financial performance, we are prepared for a more challenging environment as we head into fiscal year 2016. In the first quarter of fiscal year 2016 we see moderated demand expectations across multiple end markets. We also expect our distribution partners to draw down channel inventory as we clear shelf space for new products.

For the fiscal 2016 first quarter ending June 28, 2015, the Company expects revenue to be slightly lower, or in the range of $40 million to $43 million, and expects Non-GAAP EPS on a fully diluted basis to be in the range of $0.10 to $0.12.

Safe Harbor and Forward-Looking Statements

Except for historical information contained herein, the accompanying press release, prepared presentation materials, and matters discussed on the conference call contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the demand for our products and the anticipated trends in our sales and profits, future opportunities that are available to the Company, existence of any viable strategic alternatives and whether any future decisions by the Company will enhance stockholder value, are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. For a discussion of these risks and uncertainties, the Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission, or SEC, filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 30, 2014 and the Quarterly Reports on Form 10-Q for the quarters ended June 29, 2014, September 28, 2014 and December 28, 2014 which are on file with the SEC and are available on our Investor webpage and on the SEC website at www.sec.gov, and the risks and uncertainties of whether any strategic alternative will be identified by the Board of Directors, whether it will be pursued, whether it will receive Board of Directors and stockholder approval if necessary, whether it will be consummated and, if consummated, whether it will enhance value for all stockholders of Exar. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

There can be no assurance that Exar’s review of strategic alternatives will result in any specific action. Exar does not currently intend to disclose further developments with respect to this process unless and until its Board of Directors approves a specific action or otherwise concludes the review of strategic alternatives.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets and inventory step-up, impairment charges, technology licenses, restructuring charges and exit costs, provisions for dispute resolutions, merger and acquisition and related integration costs, certain income tax benefits and credits, certain warranty charges, net change in the fair value of contingent consideration, the write-down of deferred revenue under business combination accounting, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results.  Additionally, we disclose below the non-GAAP measure of free cash flow, which is derived from our net cash provided (used) by operations, less purchases of fixed assets and IP, plus proceeds from the sale of IP. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

Investors should refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.